EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of June 10, 2013 (the “Effective Date”), is by and between LTC Properties, Inc., a corporation organized under the laws of the State of Maryland (“LTC” or the “Company”), and Brent Chappell (“Executive”).

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment, Title and Duties.  LTC hereby employs Executive to serve as its Vice President, Investment and Portfolio Management.  In such capacity, Executive shall report to the Chief Investment Officer of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to a Vice President, Investment and Portfolio Management of a publicly held corporation, but shall also be responsible to the Board of Directors and to any committee thereof.  In addition, Executive shall have such other duties and responsibilities as the Chief Investment Officer may assign him, with his consent, including serving with the consent or at the request of the Chief Investment Officer as an officer or on the board of directors of affiliated corporations.

2. Term of Agreement.  Unless earlier terminated pursuant to the provisions of this Agreement, the initial term of employment of Executive under this Agreement is for a period of one (1) year, commencing on the Effective Date.  On the first anniversary of the Effective Date, and on each anniversary thereafter, the Agreement shall be renewed for a one (1) year period (both the initial one-year period under the Agreement and each one-year renewal period thereafter is referred to as the “Term”) unless (i) earlier terminated pursuant to the provisions of this Agreement, or (ii) written notice of non-renewal is given by either party to the other at least 60 days prior to the anniversary of the Effective Date occurring in any given year, in which case this Agreement  ends on the last day of the one-year Term in which such notice of non-renewal is given.

3. Acceptance of Position.  Executive accepts the position of Vice President, Investment and Portfolio Management of LTC, and agrees that during the term of this Agreement he will faithfully perform his duties and, except as expressly approved by the Board of Directors of LTC, will devote substantially all of his business time to the business and affairs of LTC, and will not engage, for his own account or for the account of any other person or entity, in a business which competes with LTC.  It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which LTC owns voting or non-voting stock.  In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies, in which event the Board of Directors of LTC must expressly approve such service pursuant to a Board resolution maintained in the Company’s minute books.  Any compensation or remuneration which Executive receives in consideration of his service on the board of directors of other companies shall be the sole and exclusive property of Executive, and LTC shall have no right or entitlement at any time to any such compensation or remuneration.

4. Salary and Benefits. During the term of this Agreement:

(a) LTC shall pay to Executive a base salary at an annual rate of not less than two hundred five thousand dollars ($205,000) per annum (“Base Salary”), paid in approximately equal installments at intervals based on any reasonable Company policy.  LTC agrees from time to time to consider increases in such base salary in the discretion of the Board of Directors.  Any increase, once granted, shall automatically amend this Agreement to provide that thereafter Executive’s base salary shall not be less than the annual amount to which such base salary has been increased.

(b) Executive shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which LTC makes available to any of its senior executives, and shall be eligible for bonuses in the discretion of the Board of Directors.  In the event the Company adopts and institutes a target bonus program, Executive will be entitled to participate in such program as it applies to his position with the Company.

(c) Executive shall be entitled to reasonable vacation time, not less than four (4) weeks per year.
5. Certain Terms Defined. For purposes of this Agreement:

(a) Executive shall be deemed to be “disabled” if a physical or mental condition or illness shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof in any material respect for a period of one hundred twenty (120) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to his duties;

(b) A termination of Executive’s employment by LTC shall be deemed for “Cause” if, and only if, it is based upon:

(i) Any felony criminal conviction (including conviction pursuant to a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Chief Executive Officer or Chief Investment Officer, renders Executive unsuitable for the position of Vice President, Investment and Portfolio Management;

(ii) Any act of financial malfeasance or financial impropriety, as determined by the Chief Executive Officer or Chief Investment Officer in good faith;

(iii) Executive’s continued willful failure to perform the duties reasonably requested by the Chief Executive Officer, Chief Investment Officer or other executive of the Company to whom Executive reports and commensurate with his position as Vice President, Investment and Portfolio Management (other than any such failure resulting from Executive’s incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Chief Executive Officer or Chief Investment Officer, which demand specifically identifies the manner in which the Chief Executive Officer or Chief Investment Officer believes that Executive has not substantially performed his duties, and which performance is not substantially corrected by Executive, in the determination of the Chief Executive Officer or Chief Investment Officer made in good faith, within ten (10) days of receipt of such demand;

(iv) Any material workplace misconduct or willful failure to comply with the Company’s general policies and procedures as they may exist from time to time by Executive which, in the good faith determination of the Chief Executive Officer or Chief Investment Officer, renders Executive unsuitable for the position of Vice President, Investment and Portfolio Management;

(v) Any material breach by Executive of the provisions of this Agreement which has not been cured by Executive, in the good faith determination of the Chief Executive Officer or Chief Investment Officer, within thirty (30) days following delivery of notice to Executive specifying such material breach, or the repetition of any such material breach after it has been cured; or

(vi) Any act of moral turpitude, as determined by the Chief Executive Officer or Chief Investment Officer in good faith.

(vii) The Company shall have the right to suspend Executive, without pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried (and such suspension shall not constitute Good Reason (as defined below) for purposes of this Agreement).  Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established,  Executive shall be restored to all duties and responsibilities as if such suspension had never occurred and shall receive all back pay which may have been suspended during such temporary period;

(c) A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a material diminution in Executive’s title, duties, or salary; (ii) a material reduction in benefits which is not part of an across-the-board reduction in benefits of all executive personnel; (iii) a direction by the Board of Directors, The Chief Executive Officer of Chief Investment Officer that Executive report to any person or group other than the Chief Executive Officer, the Chief Investment Officer or the Board of Directors,  (iv) in the case of a Change in Control (as defined below), a material diminution of Executive’s cash bonus, if any, as an average of cash bonus paid over the prior three (3) years  (or any lesser period, if Executive has been employed fewer than three years), with any partial year cash bonus paid in the applicable three (3) year period (or less) to be prorated to calculate a full year’s bonus, or (v) a geographic relocation of Executive’s place of work a distance for more than fifty (50) miles from LTC’s offices located at 2829 Townsgate Road, Westlake Village, CA 91361.  To constitute a “Good Reason” termination, Executive must provide written notice (“Notice”) to the Company of his intention to resign for Good Reason within sixty (60) days following the initial existence of the particular event or condition that constitutes Good Reason, following which the Company shall have a period of no more than thirty (30) days to remedy the condition.  If the

Company fails to so remedy the condition to the reasonable satisfaction of the Executive, his or her resignation for Good Reason shall be effective as of the date provided by Executive in the Notice;

(d) “Affiliate” means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified;

(e) “Base Salary” means, as of any date of termination of employment, the highest base salary of Executive in the then current fiscal year or in any of the last four fiscal years immediately preceding such date of termination of employment;

(f) “Beneficial Owner” shall have the meaning given to such term in Rule 13d‑3 under the Exchange Act;
(g) A “Change in Control” occurs if:

(i) Any Person or related group of Persons (other than Executive and his Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(iii) The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) A majority of the members of the Board of Directors of the Company cease to be Continuing Directors;
(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(j) “Exchange Act” means the Exchange Act of 1934, as amended.
(k) “Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity.

(l) “Related Person” means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

(m) “Severance Date” means the date on which the Executive’s employment is terminated.

6. Certain Benefits Upon Termination.  Executive’s employment shall be terminated upon the earliest of (i) the voluntary resignation of Executive with or without Good Reason; (ii) Executive’s death or permanent disability; (iii) the expiration of this Agreement without renewal as provided for in Section 2; or (iv) upon the termination of Executive’s employment by LTC for any reason at any time.  In the event of such termination, the below provisions of this Section 6 shall apply, and in the event of a Change in Control following which, within two  (2) years thereafter, Executive’s employment is terminated (other than for Cause) or Executive voluntarily resigns with Good Reason, Section 6(b) shall apply.

(a) If Executive’s employment by LTC terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason, or (iii) termination within two  (2) years following a Change in Control of the Company, then all stock options, and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedule and LTC (or its successor) shall pay Executive a lump sum severance payment equal to his Base Salary; provided that if employment terminates by reason of Executive’s death or disability, then such lump sum payment shall be paid only to the extent the Company (or its successor) has available “key man” life, disability or similar insurance relating to the death or disability of Executive.  LTC or its successor shall pay such lump sum payment within sixty (60) days of Executive’s termination of employment.

(b) In the event Executive’s employment is terminated (by the Company other than for Cause or by the Executive with Good Reason) within two (2) years following a Change in Control, in lieu of the severance payment described in Section 6(a) above, LTC shall pay Executive a lump sum severance payment in cash equal to two times his Base Salary,  and all stock options and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedule.  LTC shall make such lump sum payment (less required withholdings) within seven (7) days of Executive’s termination of employment.

(c) Executive’s participation in any other retirement and benefit plans and perquisites shall cease as of the Severance Date, except LTC shall pay premiums pursuant to COBRA for continuing coverage under LTC’s health plans for Executive and his eligible dependents (as determined under LTC’s health plans), or, at Executive’s option (which shall be communicated by written notice to LTC prior to the month such election is to take effect), provide a separate cash payment monthly equal to the amount of the COBRA premium until the earlier of (i) the eighteen-month anniversary (or, in the case of a Change of Control termination referred to in Section 6(b) above, the twenty-four month anniversary) of the last day of the month in which the Severance Date occurs or (ii) the date the Executive becomes eligible to participate in a plan of another employer; provided, however, that LTC may cease making such payments with respect to any of Executive’s eligible dependents as and when such dependent becomes eligible to participate in a plan of another employer.  Any cash payment due to Executive pursuant to this Section 6(c) shall be paid by LTC not later than the end of the month in which such payment relates.

(d) In the event that Executive’s employment terminates by reason of his death, all benefits provided in Section 6 subsections (a) and (b)  shall be paid to his estate or as his executor shall direct, but payment may be deferred until Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive’s jurisdiction of residence at the time of his death.

(e) Notwithstanding the foregoing, Executive’s right to receive the severance payments described in this Section 6 shall be and is conditioned upon his execution and delivery (and not revoking) a general release in favor of LTC, which shall not be inconsistent with the terms of this Agreement, and such other documents and instruments as are reasonably required by LTC, each of which Executive shall deliver to LTC within twenty-one (21) days following the Severance Date.

7. Indemnification.  LTC shall indemnify Executive and hold him harmless from and against all claims, actions, losses, damages, expense or liabilities (including expenses of defense and settlement) (“Claim”) based upon or in any way arising from or connected with his employment by LTC, to the maximum extent permitted by law.  To the extent permitted by law, LTC shall advance to Executive any expenses necessary in connection with the defense of any Claim which is brought if indemnification cannot be determined to be available prior to the conclusion of, or the investigation of, such Claim.  The parties hereto agree that each understands and has understood that notwithstanding the above-stated provisions, nothing herein shall require LTC to hold harmless or indemnify Executive with respect to any Claim which is brought or asserted against Executive by LTC.  LTC shall investigate in good faith the availability and cost of directors’ and officers’ insurance and shall include Executive as an insured in any directors and officers insurance policy of such insurance it maintains.

8. Attorney Fees.  In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.

9. Notices.  All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail to such party at its/his address set forth below its/his signature hereto, or at such other address as may be designated with postage prepaid, shall be deemed given when received.

10. Construction.

(a) In constructing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions.  In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning in effect shall be given to the captions of the sections in this Agreement, which are inserted for convenience of reference only.

(b) Notwithstanding any other provision of the Agreement, to the extent that (i) any amount paid pursuant to the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and (ii) the Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive’s separation from service.  In connection with the payment of any obligation that is delayed pursuant to this paragraph, the Company shall establish an irrevocable trust to hold funds to be used for payment of such obligations.  Upon the date that such amount would otherwise be payable, the Company shall deposit into such irrevocable trust an amount equal to the obligation.  However, notwithstanding the establishment of the irrevocable trust, the Company’s obligations under the Agreement upon the Executive’s termination of employment shall constitute a general, unsecured obligation of the Company and any amount payable to the Executive shall be paid solely out of the Company’s general assets, and the Executive shall have no right to any specific assets of the Company.  The funds, if any, contained or contributed to the irrevocable trust shall remain available for the claims of the Company’s general creditors.

(c) The payments upon termination of employment described in Sections 6(a) and 6(b) shall be paid following Executive’s “separation from service” as that term is defined in Treas. Reg. § 1.409A-1(h).
11. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

12. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of LTC and the personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive.

13. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of California as at the time in effect.

14. Entire Agreement.  This Agreement, together with the offer letter dated May 24, 2013 setting forth additional terms and conditions of employment, constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.

LTC PROPERTIES, INC., a Maryland corporation
Address:2829 Townsgate Road Suite #350 Westlake Village, CA 91361	/s/ Wendy Simpson Wendy L. Simpson President and Chief Executive Officer
By:/s/ Timothy Triche Compensation Committee Representative
Address:	/s/ Brent Chappell Brent Chappell